SHARE CANCELLATION AGREEMENT

This Share Cancellation Agreement dated May 11, 2012 (this "Agreement") is made and entered into by and between Sugarmade, Inc., a Delaware corporation (the "Company"), and Clifton Leung ("Mr. Leung"), with respect to the following facts:

WHEREAS, Mr. Leung is an director and shareholder of the Company, and is a principal owner of the Sugar Cane Paper Company (“SCPC”) which has entered into an Exclusive License and Supply Agreement with the Company;

WHEREAS, Mr. Leung has been issued Company Share Certificate No. 9282 dated August 1, 2011 in the amount of 1,000,000 shares (the “Shares”) of Company Common Stock, and Mr. Leung owns the Shares of record and beneficially, free and clear of all liens, security interests, and encumbrances of any kind whatsoever, and Mr. Leung has full right, power and authority to execute, deliver and perform this Agreement;

WHEREAS, SCPC and the Company have determined it is in the best interest of the Company to develop supply and manufacturing capabilities in addition to SCPC, and the Company will incur costs and expenses in developing those capabilities, and Mr. Leung is willing to cancel 500,000 of the Shares to facilitate the Company’s ability to raise equity capital to develop additional supply and manufacturing capabilities;

NOW, THERFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed as follows:

1.

Cancellation of Shares.  In consideration for $500 and the consideration described above, Mr. Leung agrees to cancel 500,000 of the Shares.  Mr. Leung shall deliver to the Company for cancellation stock certificates, or affidavit of lost share certificates, representing the Shares along with duly executed medallion guaranteed stock powers covering the shares (or such other documents acceptable to the Company's transfer agent) and hereby irrevocably instructs the Company and the Company's transfer agent to cancel 500,000 Shares. Following such cancellation, the 500,000 Shares will no longer be outstanding on the stock ledger of the Company and Mr. Leung shall no longer have any interest in the Shares.

2.

Miscellaneous.  This Agreement shall be governed by the internal laws of the State of California without regard to its conflict of laws rules, except to the extent the laws of Delaware are mandatorily applicable.  This Agreement may be executed in any number of counterparts and may be delivered by facsimile transmission or electronic mail in PDF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUGARMADE, INC. By: /s/ Scott Lantz Scott Lantz, CEO	MR. LEUNG /s/ Clifton Leung Clifton Leung